Exhibit 99.1
                               Fiscal Year Ended
                                April 30, 2005

Mass Megawatts Wind Power, Inc. (OTC bulletin Board: MMGW) reports for year ending April 30, 2005.


WORCESTER, MA., September 19, 2005 /PRNewswire-FirstCall/ -- Mass Megawatts Wind Power, Inc. reports a net loss of 24 cents per share or $696,205 in the fiscal year ending April 30,2005. In the previous fiscal year ending April 30,2004, there was a net loss of 34 cents per share or $893,544.

During 2004, the company completed the construction of a wind power plant project in western Massachusetts. The final approval process for interconnection with the local utility is expected to occur sometime before the end of year 2005. The refinement of the construction process will be applied to commercial production of the Multiaxis Turbosystem. The information gathered during the construction of this prototype will prepare the Company for planning and development of an infrastructure for the manufacturing of units.

In addition, Mass Megawatts has created financial analysis materials to allow the company's potential customer base to identify effective financing methods. This will help facilitate the sale of Multiaxis Turbosystems. After the fiscal year end of April 30, 2005, the financial analysis materials helped complete the company's first sale.

For more information, the web site is www.massmegawatts.com and the company can be reached at the phone number of (508) 751-5432.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power, Inc. ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc. to achieve or maintain necessary zoning approvals with respect to the location of its MAT power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power, Inc.

Contact:

Jon Ricker (508) 751-5432
JonRicker@massmegawatts.com

www.massmegawatts.com


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